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                                 ORGANIC, INC.

                     AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

               This Amendment No. 1 to the Rights Agreement, dated April 16, 2001, hereby amends that certain Rights Agreement, entered into as of February 9, 2000 (the "Original Rights Agreement"), by and between Organic, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, a Delaware corporation ("Rights Agent") as follows:

    1. In order to accelerate the Expiration Date of the Rights, Section 7(a) of the Original Rights Agreement shall be amended and restated as follows:

    Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.
    (a) Prior to the earlier of (i) the Close of Business on April 16, 2001 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof and (iii) the time at which the Rights are exchanged as provided in Section 34 hereof (the earlier of (i), (ii) and (iii) being the "Expiration Date"), the registered holder of any Rights Certificate may, subject to the provisions of Sections 7(e) and 9(c) hereof, exercise the Rights evidenced thereby, in whole or in part, at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (as hereinafter defined) for the number of Units of Preferred Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.

    2. The remaining provisions of the Original Rights Agreement shall remain unchanged.

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               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.


ORGANIC, INC.



    By:     /s/ Margaret Maxwell Zagel       By:     /s/ Mark Kingdon
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    Name:   Margaret Maxwell Zagel           Name:   Mark Kingdon
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    Title:  VP, Chief Legal Officer,         Title:  Chief Executive Officer
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            Secretary
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EQUISERVE TRUST COMPANY, N.A.



    By:     /s/ Michael J. Connor            By:     /s/ Andrea Grant
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    Name:   Michael J. Connor                Name:   Andrea Grant
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    Title:  Director                         Title:  Account Manager
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